Exhibit 10.1

CARAUSTAR INDUSTRIES, INC.

RESTORATION PLAN

This Plan, established by Caraustar Industries, Inc., is effective this 22d day of November, 1996, and further amended on February 7, 2002 and August 11, 2005.

ARTICLE 1 – PURPOSE OF PLAN

Section 1.1	Purpose: The purpose of this Plan is to provide supplemental retirement benefits to certain named Caraustar Industries, Inc. Executives. The benefits to be provided under this Plan are intended to supplement other retirement benefits provided by the Company through plans qualified under Section 401(a) of the Internal Revenue Code of 1986, unqualified plans, and the federal Social Security system of the United States.

Section 1.2	Design: The Plan is designed to provide supplemental retirement benefits as described in Section 3.3.

Section 1.3	Specific Provision for Thomas V. Brown: Appendix A contains a provision related to the calculation of Mr. Brown’s benefits and his initial payment under this Plan.

ARTICLE 2 – DEFINITIONS

Section 2.1	Average Annual Compensation: The average of the Executive’s annual Compensation earned after December 31, 1993, over the five (5) consecutive calendar years during the ten (10) most recent calendar years (including the calendar year in which his Payment Event occurs) which produces the highest average, or, if the Executive has less than five (5) consecutive years of service after December 31, 1993, the average of his annual Compensation for his full calendar years of Service after December 31, 1993.

Section 2.2	Beneficiary: The Spouse of the Executive as of his Payment Event, or, if the Spouse predeceases the Executive, the person designated by the Executive to be the alternate beneficiary in such event. See Section 3.3(a).

Section 2.3	Board: The Board of Directors of Caraustar Industries, Inc.

Section 2.4	Calculation Date: With respect to any Executive, the date on which his Payment Event occurs.

Section 2.5	Change-In-Control: The purchase or other acquisition by any person, entity or group of persons, within the meaning of the Securities Exchange Act of 1934 (“Act”), of 40 percent or more of either the outstanding shares of common stock or the combined voting power of the company, or the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of the Board of Directors of the reorganized, merged or consolidated the Company’s then outstanding securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company’s assets.

Section 2.6	Code: The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

Section 2.7	Company: Caraustar Industries, Inc.

Section 2.8	Compensation: Wages as defined in Section 3401(a) of the Code for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2)), reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits. Compensation shall also include any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includible in the Executive’s gross income under Sections 125, 402(a)(8), 402(h), or 403(b) of the Code.

Section 2.9	Compensation and Employee Benefits Committee: The Compensation and Employee Benefits Committee as established by the Board.

Section 2.10	Covered Compensation: For the Executive, the amount determined for the calendar year in which he attains or will attain his Social Security Retirement Age under the Rounded Table in Internal Revenue Service Revenue Ruling 93-20 (or any successor table as updated and issued by the Internal Revenue Service from time to time) as in effect for the calendar year in which his employment with the Employer terminates. No increase in Covered Compensation shall decrease the Executive’s amount of benefits under this Plan after his Calculation Date.

Section 2.11	Employee: A participant of the “Caraustar Industries, Inc. Retirement Plan.”

Section 2.12	Executive: The participant in the Plan as appointed by the Chief Executive Officer, upon receiving approval from the Compensation and Employee Benefits Committee.

Section 2.13	Final Average Compensation: The average annual Compensation for the three (3) consecutive calendar years in which the Executive was employed by the Company immediately preceding his Payment Event excluding the calendar year in which his Payment Event occurs, or, if the Executive’s entire period of service with the Employer is less than three (3) consecutive calendar years, the average of this annual Compensation for his full calendar years of Service. For purposes of this Section, Compensation for any year in excess of the taxable wage base in effect at the beginning of such year shall not be taken into account.

Section 2.14	Fifty Percent (50%) Joint and Survivor Annuity: An annuity which is payable monthly for the life of the Executive, with a survivor annuity for the life of his Spouse which is Fifty (50%) Percent of the amount of the annuity payable during the joint lives of the Executive and his Spouse.

Section 2.15	Hour of Service: Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company as an Employee during any period of employment.

Section 2.16	Normal Retirement Age: Age sixty-five (65).

(a) Early Retirement Age: Age 62 with thirty (30) years credited service recognized by the Plan.

(b) Early Retirement Factors: Early Retirement Factors will be the same reduction factors as defined in the Caraustar Industries, Inc. Retirement Plan.

Section 2.17	Normal Retirement Date: The first day of the month coincident with or next following the date the Executive attains his Normal Retirement Age.

Section 2.18	Payment Event: With respect to any Executive, the first to occur of his Retirement Date, death, the date he suffers a Total and Permanent Disability, or a Change-In-Control.

Section 2.19	Plan: The “Caraustar Industries, Inc. Restoration Plan”, as set forth herein or in any amendment hereto.

Section 2.20	Plan Administrator: The individual or committee appointed pursuant to Article VII of the Retirement Plan, who shall have the same powers and those duties with respect to the Plan as those described in Article VII of the Retirement Plan. The Plan Administrator is the named fiduciary for purposes of the Employee Retirement Income Security Act of 1974 as amended.

Section 2.21	Plan Year: The calendar year.

Section 2.22	Retirement Date: The first day of the month coincident with or next following the date the Executive attains his Normal Retirement Age and actually terminates employment with the Company.

Section 2.23	Retirement Plan: The Caraustar Industries, Inc. Retirement Plan for the Employees of Caraustar Industries, Inc., as amended from time to time.

Section 2.24	Service: An Employee shall be credited with one (1) year of Service for each Plan Year during which he completes one thousand (1,000) or more Hours of Service with the Company. An Employee shall also be credited with Service solely for purposes of determining his Accrued Benefit under Section 3.1 (but not for purposes of vesting under Section 3.4) for employment with an employer other than the Company provided the Chief Executive Officer makes a qualifying recommendation and such recommendation is endorsed by the Board’s Compensation and Employee Benefits Committee.

Section 2.25	Spouse: The individual to whom the Executive is legally married as of the earlier of the Executive reaching his Retirement Date, suffering a Total and Permanent Disability (as defined in Section 1.66 of the Retirement Plan and in accordance with a determination made by the SSA), death, or upon the Change-In-Control of the Company.

Section 2.26	Total and Permanent Disability: The event shall have the meaning specified in Section 1.66 of the Retirement Plan, in accordance with a determination made by the Social Security Administration.

ARTICLE 3 – BENEFITS

Section 3.1	Accrued Benefit: The Accrued Benefit is an annual amount, calculated as of the Executive’s Calculation Date, equal to the product of (A) times (B) minus (C) where:

(A)    is 1.35% of Average Annual Compensation times years of Service projected to Normal Retirement Date, offset by .65% of Final Average Compensation up to Covered Compensation times years of Service projected to Normal Retirement Date, and

(B) is a fraction where the numerator is years of Service as of the Calculation Date and the denominator is the greater of years of Service as of the

Calculation Date or years of Service projected to Normal Retirement Date, and

(C)    is the Accrued Benefit under the Retirement Plan as of the Calculation Date, the accrued benefit under any Company paid deferred Compensation arrangements as of the Calculation Date, and/or any other accrued benefit payable through another employer’s plan as of the Calculation Date by which the Executive has obtained additional years of Service.

Section 3.2	Forfeiture of Benefit: If the Executive engages in any acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing, in each case that results in substantial harm to the business or property of the Company, he shall forfeit and be ineligible to receive any benefits under this Plan, and any benefits paid to such Executive (or Beneficiary) can be recovered by the Company. The recovery of any benefits paid to such Executive shall not preclude the Company from taking any other actions against the Executive.

Section 3.3	Benefit Payments:

(a)     If a Payment Event occurs with respect to an executive while an Executive is employed with the Company, and if such Executive’s benefits hereunder are vested, then the Executive (or his Beneficiary) will be entitled to receive a Fifty Percent (50%) Joint and Survivor Annuity, paid in monthly payments, with the initial annual amount being 90% of the Executive’s Accrued Benefit, and with a 10-year guaranteed period (meaning that if the Executive dies less than 10 years after the commencement of the annuity payments, the Executive’s spouse or alternate Beneficiary will nevertheless receive the initial annual amount of the annuity [ninety percent (90%) of the Accrued Benefit]), as follows:

(1)     Retirement Payment. In the event that benefits become payable due to the Executive’s retirement at or after Normal Retirement Age, the benefit will be payable as of the Executive’s Retirement Date.

(2)     Disability Payment. In the event that benefits become payable due to a Total and Permanent Disability, the benefit will be payable as of the first day of the month coincident with or next following the later of the date the Executive ceases to perform services for the Company, or the date Worker’s Compensation and/or Long-Term Disability benefits cease.

(3)     Death Payment. In the event that benefits become payable due to the Executive’s death, the benefit specified above will be reduced for early commencement by the percentage specified in Section 3.4 of the Retirement Plan and the benefit will be payable as of the first day of the month coincident with or next following the later of the Executive’s death or the date on which the Executive would have reached age 55.

(b)     Change-In-Control. Except as provided in Section 3.2, in the event that there is a Change-In-Control of the Company, the Executive shall become fully vested and receive an immediate lump-sum distribution, and the Plan shall terminate. The lump sum distribution shall be the Actuarial Equivalent of a single life annuity beginning at age 65 in the amount of the Executive’s Accrued Benefit, using the Actuarial Equivalent definition for lump sum payments in Section 1.2 of the Retirement Plan.

Section 3.4	Vesting of Benefits: An Executive’s benefits under this Plan are not vested until the earlier of the date the Executive completes 10 years of Service or the occurrence of a Change-in-Control. If an Executive’s employment with the Company terminates, for any reason, before his benefits have vested hereunder, the Executive will not be entitled to any benefits hereunder.

Section 3.5	Time of Benefit Payments: Payment of Benefits under the Plan shall commence when such benefits become payable pursuant to Section 3.3, or as soon thereafter as administratively feasible.

Section 3.6	Mental or Legal Incompetence: The Company, in its sole discretion, may make distribution to the guardian or other legal representative of the Executive or Beneficiary, if the Executive or Beneficiary is determined by a court of proper jurisdiction to be mentally or legally incompetent to receive such benefit distribution. Any such distribution shall be in full and complete satisfaction of any and all claims whatsoever by or on behalf of such Executive under this Plan against the Company, the Plan Administrator, any member of the Board, other Executives or officers of the Company, other employees, shareholders and any other person acting on behalf of them.

Section 3.7	Benefits Unfunded: The benefits payable under the Plan shall be paid by the Company and shall not be funded.

ARTICLE 4 – MISCELLANEOUS

Section 4.1	Amendment or Termination: The Chief Executive Officer, upon receiving approval from the Compensation and Employee Benefits Committee, shall have the right to amend this Plan from time to time and to terminate this Plan at any time; provided, however, no such action shall reduce the Accrued Benefit, as of the date of such action, of any Executive whose benefits hereunder are vested, or defer the time for paying such benefits under Section 3.3.

Section 4.2	Company Liability: Nothing in this Plan shall be construed to limit in any way the right of the Company to terminate the employment of the Executive at any time; or to be evidence of any agreement or understanding, express or implied, that the Company or any affiliate company will employ the Executive in any particular position or at any particular rate or remuneration or for any particular period of time.

Section 4.3	Indemnification: The Company shall indemnify and hold harmless the Administrator, any member thereof and any Employee who may act on behalf of the Company in the administration of this Plan from and against any liability, loss, cost or expense (including reasonable attorneys’ fees) incurred at any time as a result of or in connection with any claims, demands, actions or causes of action of the Executive, any person claiming through or under any of them, or any other person, party or authority claiming to have an interest in this Plan or standing to act for any persons or groups having an interest in this Plan, for or on account of, any of the acts or omissions (or alleged acts or omissions) of the Administrator, any member thereof or any such Employee, except to the extent resulting from such person’s willful misconduct.

Section 4.4	Tax Effects: The Company makes no warranties or representations with regard to the tax effects or results of this Plan. The Executive participating under this Plan shall be deemed to have relied upon his own tax advisors with regard to such effects.

Section 4.5	No Assignment; Binding Effect: Neither the Executive nor Beneficiary shall have the right to alienate, assign, commute or otherwise encumber his benefit for any purpose whatsoever, and any attempt to do so shall be disregarded completely as null and void. The provisions of this Plan shall be binding on the Executive and on each person who claims a benefit under him and on the Company.

Section 4.6	Self-Interest: The Executive shall not have any right to vote or decide upon any matter related directly or indirectly to him or any right to claim any benefit under this Plan.

Section 4.7	Construction: This Plan shall be construed in accordance with the laws of the State of Georgia. The headings and subheadings in this Plan have been inserted for convenience of reference only and are to be ignored in construction of the provisions of this Plan. In the construction of this Plan, the masculine shall include the feminine and the singular the plural wherever appropriate.

[Cont’d on Page 8]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and seal this Plan as of this 11th day of August, 2005.

PLAN SPONSOR:

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Barry A. Smedstad

Title: Vice President Human Resources & Public Relations

(CORPORATE SEAL)

Attest: /s/ Marinan R. Mays

Title: Assistant Secretary

APPENDIX A

(The following provisions are applicable only to Thomas V. Brown and will supersede any respective provisions in the main document unless otherwise specified in this Appendix A. Any other provisions in the main document that have not been superseded by this Appendix A shall also apply to Mr. Brown.)

Section 2.4	Calculation Date: June 1, 2005.

Section 2.22	Retirement Date: July 1, 2005

Section 2.23	Retirement Plan: The Caraustar Industries, Inc. Retirement Plan for Employees of Caraustar Industries, Inc. or the Smurfit Stone Pension Plan; as amended from time to time.

Section 2.24	Service: A period of employment beginning On December 7, 1962 and ending on the Employee’s severance from service date.

Section 2.24.1	Social Security Benefit: The annual old-age or disability insurance benefit of an Employee under Title II of the Social Security Act as in effect on the date he retires or otherwise terminates employment to which the Employee is or, upon proper application, would be entitled at his Normal Retirement Age, disregarding the effect on actual entitlement of any earnings of the Employee (generally known as the “retirement test”). The Social Security Benefit shall be computed on the assumption that the Employee will receive no income after termination of employment, or Normal Retirement Age, if earlier, which would be treated as wages for purposes of the Social Security Act.

Section 3.1	Accrued Benefit: The Accrued Benefit is an annual amount of $309,338.16, expressed as a single life annuity, calculated as of the Executive’s Calculation Date, equal to the product of (A) times (B) minus (C) below, but not less than the Accrued Benefit determined under Section 3.1 of the main document.

(A)    is 1.5% of Average Annual Compensation offset by 1.5% of the Social Security Benefit, and

(B)    is years of Service (including a fraction for completed months) as of the Calculation Date, and

(C)    is the Accrued Benefit under all Retirement Plans as of the Calculation Date and the accrued benefit under any Company paid deferred Compensation arrangements as of the Calculation Date.

Section 3.3	Benefit Payments:

(a)     If a Payment Event occurs with respect to an Executive while an Executive is employed with the Company, and if such Executive’s benefits hereunder are vested, then the Executive will receive his benefits under a Fifty Percent (50%) Joint and Survivor Annuity, paid in monthly payments, with the initial annual amount being 90% of the Executive’s Accrued Benefit, and with a 10-year  guaranteed period (meaning that if the Executive dies less than 10 years after the commencement of the annuity  payments, the Executive’s spouse or alternate Beneficiary will nevertheless receive the initial annual amount of  the annuity [ninety percent (90%) of the Accrued Benefit]).

(b)     Notwithstanding the above provisions of this Section 3.4, the Executive as a Key Employee at the time of the Payment Event shall have the commencement of his Retirement Payments delayed until January 1, 2006.

(c)     On or after January 1, 2006, subject to the provisions of Section 3.2, the Executive shall receive an initial payment of $162,402.52, which amount includes the aggregate of the prior six months of deferred payments since Mr. Brown’s June 1, 2005 retirement, including interest thereon, and his regularly scheduled monthly payment of $23,200.36.